Exhibit 99.1

JOEL GRADE NAMED SYSCO CHIEF FINANCIAL OFFICER EFFECTIVE SEPT. 1, 2015

Chris Kreidler Elects to Step Down After Six Years in CFO Role

HOUSTON, April 1, 2015 – Sysco Corporation (NYSE: SYY) announced today that Joel T. Grade has been named executive vice president and chief financial officer, effective Sept. 1, 2015, following Chris Kreidler’s decision to leave the company in order to relocate to the northeast and spend more time with his family. Kreidler will remain CFO through Aug. 31, 2015, and work closely with Grade and Sysco’s senior executive team to ensure an orderly transition of his responsibilities. Kreidler has also agreed to stay on through the end of December as an advisor to the company.

“Chris was the first senior executive I hired upon becoming CEO in 2009, and we are indebted to him for his many contributions and tireless efforts on behalf of Sysco,” said Bill DeLaney, Sysco’s president and chief executive officer. “His strong leadership in capital markets, long-term planning, mergers and acquisitions, and integration planning for the US Foods merger are areas where Chris has made a significant and long-term impact on our company. We respect Chris’ thoughtful and personal decision to step down, and wish Chris and his family all the best for their future.”

Grade has served as Sysco’s senior vice president of finance and chief accounting officer since early 2014 with responsibility for field finance, commercial finance, financial planning and analysis, financial reporting, and shared services accounting. He began his career at Sysco as a staff auditor in 1996 and has since held a variety of senior finance and commercial roles, including chief financial officer of Sysco Chicago in 2002 followed by chief financial officer of Sysco Canada in 2007. He was later promoted to president of Sysco Canada in 2010 and then became senior vice president of foodservice operations, north region and Canada in 2012. Grade earned an undergraduate degree in Accounting and Finance with a specialization in International Business from the University of Wisconsin-Madison in 1993 and an MBA in Finance, Strategy and Marketing from Northwestern University’s Kellogg School of Management in 2007.

“As a veteran Sysco leader with nearly 20 years of experience in key finance and commercial roles, Joel is uniquely suited to step into the CFO position,” DeLaney said. “His deep knowledge of our local operations and people combined with his more recent service at the corporate level give him a well-rounded view of how to better serve our customers. We are fortunate to have a leader like Joel ready to take on this key position and I look forward to working closely with him in his new role as we move forward.”

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About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 194 distribution facilities serving approximately 425,000 customers. For Fiscal Year 2014 that ended June 28, 2014, the company generated sales of more than $46 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco.